Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Prospectus, constituting part of the Amendment No. 1 to Registration Statement No. 333-169801 on Form S-1/A to Form S-1 filed on May 10, 2011 of YOU On Demand Holdings, Inc. (Formerly China Broadband, Inc.) of our report dated April 15, 2011 with respect to the consolidated financial statements of YOU On Demand Holdings, Inc. (Formerly China Broadband, Inc.) as of  and for the years ended December 31, 2010 and 2009, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ UHY LLP

Albany, New York
May 10, 2011